UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2021

SCIENTIFIC GAMES CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	001-11693	81-0422894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6601 Bermuda Road, Las Vegas, NV 89119
(Address of registrant’s principal executive office)

(702) 897-7150
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $.001 par value	SGMS	The Nasdaq Stock Market
Preferred Stock Purchase Rights		The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Additional Sign-On Awards for Timothy Throsby and Hamish McLennan

Prior to each of Timothy Throsby and Hamish McLennan joining the Board of Directors (the “Board”) of Scientific Games Corporation (the “Company”) on October 1, 2020 and October 29, 2020, respectively, the Company and Messrs. Throsby and Hamish had preliminary discussions regarding potential sign-on awards as an inducement for them to join the Board in light of the business opportunities and associated compensation that each would have to forgo.  However, the terms of the awards, including the value, form and vesting conditions, were not discussed in detail at that time and were not determined until recently.  Accordingly, on February 4, 2021, the Board approved the grant, effective as of February 10, 2021, of 10,000 restricted stock units (“RSUs”) to each of Messrs. Throsby and McLennan, with such RSUs vesting immediately.

Entry into New Employment Agreement with Barry L. Cottle

On February 5, 2021, the Company entered into a new employment agreement with Barry L. Cottle, the Company’s President and Chief Executive Officer (the “New Cottle Agreement”), which will become effective on June 1, 2021 (the “effective date”) upon the expiration of his current employment agreement. The term of the New Cottle Agreement is from the effective date until May 31, 2024, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given by either the Company or Mr. Cottle.

The New Cottle Agreement has substantially the same terms and conditions as Mr. Cottle’s current employment agreement, except as described below.

Pursuant to the New Cottle Agreement, Mr. Cottle’s annual base salary will increase from $1,750,000 to $1,800,000, with his target bonus and target long-term incentive opportunities remaining 100% and 250% of base salary, respectively. In connection with entering into the New Cottle Agreement, on June 9, 2021, the Company will grant to Mr. Cottle 50,000 RSUs, vesting in substantially equal installments on each of May 31, 2022, 2023 and 2024.

Upon Mr. Cottle’s termination of employment by the Company without “Cause”, by Mr. Cottle for “Good Reason” (as such terms are defined in the New Cottle Agreement) or as a result of the Company’s non-renewal of the New Cottle Agreement, he would be entitled to receive the payments and benefits provided for under his current employment agreement, except (i) his severance multiplier, which is used to determine Mr. Cottle’s cash severance and continued benefits entitlements, will be increased from one to two, and (ii) any equity awards held by Mr. Cottle will continue to vest during the two-year period following his termination date (subject to earlier vesting under certain circumstances).  In the event Mr. Cottle retires after reaching age 65, all service-based vesting conditions for his annual equity awards will be deemed satisfied.

In exchange for the increased severance payments and benefits described above, Mr. Cottle’s restrictive covenants will be extended to cover the two-year period following his termination of employment, and Mr. Cottle will, if requested by the Company, provide consulting services for such two-year period for no additional compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: February 5, 2021	By:	/s/ James Sottile
Name: James Sottile
Title: Executive Vice President and Chief Legal Officer